UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25  (September 23, 2020)

ROCKWELL MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23661	38-3317208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 Hackensack Avenue, Suite 501, Hackensack, New Jersey 07601

(Address of principal executive offices, including zip code)

(248)960-9009

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each exchange on which registered
Common Stock, par value $0.0001	RMTI	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01             Entry into a Material Definitive Agreement.

On September 23, 2020, Rockwell Medical, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers named therein (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Offering”), 21,818,544 shares of its common stock, par value $0.0001 per share (the “Common Stock”), and warrants to purchase up to 23,178,809 shares of its Common Stock (the “Warrants”) at a combined purchase price equal to $1.51 per share and associated warrant to several institutional and accredited investors. Each Warrant is exercisable for one share of the Company’s Common Stock at an exercise price of $1.80 per share. The Warrants are immediately exercisable and will expire 24 months from the issue date.

The Company also offered to certain purchasers pre-funded warrants to purchase up to an aggregate of 1,360,265 shares of Common Stock (the “Pre-Funded Warrants”), in lieu of shares of Common Stock. The purchase price of each Pre-Funded Warrant is equal to the price at which a share of Common Stock is sold to the public in this offering, minus $0.001, and the exercise price of each pre Pre-Funded Warrant is $0.001 per share. The Company received gross proceeds of approximately $35.0 million in connection with the Offering, before deducting placement agent fees and related offering expenses.

A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 9.99% (or, at the holder’s option upon issuance, 4.99%) of the Company’s outstanding Common Stock immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Warrant or Pre-Funded Warrant. The Purchase Agreement contains customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties.

Pursuant to a letter agreement, dated September 22, 2020, as amended on September 22, 2020 (the “Engagement Letter”), the Company engaged H.C. Wainwright & Co., LLC as its exclusive placement agent (the “Placement Agent”) in connection with the Offering. The Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the securities in the Offering. The Company agreed to pay to the Placement Agent a cash fee of 6.0% of the aggregate gross proceeds raised in the Offering, minus $420,000 payable by the Company to a financial advisory firm for services related to this offering.

In addition, the Company agreed to pay the Placement Agent (i) 6.0% of the aggregate gross proceeds to be received, if any, from the cash exercise of any warrants issued to investors the Purchasers in the Offering from the exercise of warrants during the fifteen (15) months period commencing on the issuance date and (ii) 4.0% of the aggregate gross proceeds to be received, if any, from the cash exercise of any warrants issued in the Offering from the exercise of warrants during the remainder term of such warrants. The Company has also agreed to pay the Placement Agent non-accountable expenses of $50,000 as well as $12,900 for the clearing fees of the Placement Agent in connection with this offering.

The Company also agreed to pay the placement agent, subject to certain exceptions, a tail fee equal to the cash and warrant compensation in this Offering, if any investor who was contacted or introduced to the Company by the Placement Agent during the term of its engagement or introduced to the Company by the Placement Agent during the term of its engagement, provides the Company with capital in any public or private offering or other financing or capital raising transaction during the 6-month period following the termination or expiration of the Engagement Letter.

The foregoing summaries of the Purchase Agreement, the Warrants, and the Pre-Funded Warrants do not purport to be complete and are subject to, and qualified in their entirety by, the forms of such documents attached as Exhibits 10.1, 4.1, and 4.2, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

The shares of Common Stock, the Warrants, the Pre-Funded Warrants and the shares of Common Stock issuable thereunder, were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333- 227363), which was filed with the Securities and Exchange Commission (the “Commission”) on September 14, 2018 and was declared effective by the Commission on October 1, 2018 (the “Registration Statement”). A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the legality of the issuance and sale of the Securities in the Offering is attached as Exhibit 5.1 hereto.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01             Financial Statements and Exhibits.

(d) Exhibits.        The following exhibit is being filed herewith:

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Warrant
4.2	Form of Pre-Funded Warrant
5.1	Opinion of Gibson, Dunn & Crutcher LLP
10.1	Securities Purchase Agreement dated September 23, 2020
23.1	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL, INC.

Date: September 25, 2020	By:	/s/ Russell Ellison
Russell Ellison
Chief Executive Officer